Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-207007 and 333-213068 on Form S-8 of our reports dated February 28, 2017, relating to the consolidated financial statements of Penumbra, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the early adoption of Financial Accounting Standards Board Accounting Standards Update 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Penumbra, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 28, 2017